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                                                               EXHIBIT (a)(1)(E)

Dear Employee:

         On behalf of Bell Microproducts Inc., I am writing to provide you with the results of Bell's recent exchange offer. The eligible options were those outstanding options with an exercise price of $11.75 or more granted under Bell's 1998 Amended and Restated Stock Plan and various non-qualified stock option agreements with an exercise price of $11.75 or more entered into outside of the 1998 plan. The only employees eligible to participate were those employees who: (1) held eligible options, (2) continued to be an employee of Bell or one of its subsidiaries on the date the offer expired, and (3) did not receive or submit a notice of termination before the exchange offer expired.

         The exchange offer expired at midnight, Pacific Time, on ________. Upon the terms and conditions described in the exchange offer and letter of transmittal, Bell accepted for exchange options tendered to it for a total of _________ shares of common stock and cancelled all such options.

         Bell has accepted for exchange and cancelled a number of options tendered by you equal to the total number of option shares set forth on Annex A to this letter. You now have the right to receive one (1) restricted stock unit for every three (3) options accepted for exchange and cancelled as set forth on Annex A. As described in the exchange offer, the restricted stock units will be subject to the terms and conditions of our 1998 plan and a restricted stock unit agreement between you and Bell.

         As described in the exchange offer, in order to receive the executed restricted stock unit agreement, you must remain an employee of Bell or one of its subsidiaries and not have received or submitted a notice of termination through the date that the restricted stock unit agreement is issued to you. Further, you must remain an employee of Bell through the required vesting periods to be entitled to receive unrestricted shares of common stock. If you do not meet these criteria, you will not receive any actual shares of unrestricted common stock.

         If you have any questions about the offer, please call Dick Jacquet, Vice President of Human Resources, at (408) 467-2760 or Linda Teague, Director of Human Resources, at (408) 451-1617.


                                            Sincerely,


                                            Don Bell



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                                     Annex A

                   Options Accepted for Exchange and Cancelled


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Options Tendered      Options Accepted      Number of Shares of Restricted Stock
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